Exhibit 12

                         TUCSON ELECTRIC POWER COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (MILLIONS)


                               1997       1996      1995       1994      1993


Fixed Charges:

  Interest on Long-Term       63,573     59,647    69,174     69,353    68,053
     Debt

  Other Interest*              9,640     11,721     9,113      7,591     9,175

  Interest on Capital         83,019     84,383    83,986     82,511    81,932
     Lease Obligations**

Total Fixed Charges          156,232    155,751   162,273    159,455   159,160





Net Income                    83,572    120,852    54,905     20,740  (25,816)


Add (Deduct):

  Income Taxes -              19,297      9,795     8,920       (91)      (91)

    Operating Expense

  Income Taxes - Other      (41,401)   (91,950)  (29,356)    (4,820)   (5,186)

  Total Fixed Charges        156,232    155,751   162,273    159,455   159,160

Total Earnings before
    Taxes and Fixed
    Charges                  217,700    194,448   196,742    175,284   128,067




Ratio of Earnings to           1.393      1.248     1.212      1.099     0.805
    Fixed Charges




*  Excludes recognition of Allowance for Borrowed Funds Used During
   Construction.

**  Capital Lease Interest Paid from Statement of Cash Flows.










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